Exhibit 99.1

Tabula Rasa HealthCare Announces Third Quarter 2019 Operating Results

Third Quarter 2019 Revenue of $74.3 million, growth of 36%

MOORESTOWN, N.J., November 7, 2019 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ:TRHC), a healthcare technology company advancing the field of medication safety, today announced its financial results for the third quarter ended September 30, 2019.

“The third quarter for Tabula Rasa was filled with positive developments with respect to sales and I believe that the integration efforts with our recent acquisitions are beginning to pay off. For example, during the quarter, we transitioned a SinfoníaRx client in the managed Medicaid market to MedWise and those services will launch in the fourth quarter. Further, we added MedWise services to an existing Medicare Medication Therapy Management (MTM) customer, which will begin in 2020. Within the PrescribeWellness Patient Engagement Center, we embedded the MedWise Risk Score for the pharmacies in which we launched our Concierge Pharmacist pilot. These successes validate our strategy to target SinfoníaRx and PrescribeWellness clients and pharmacists,” said Calvin H. Knowlton, PhD, TRHC’s Chairman and Chief Executive Officer.

“In addition, the investments we made integrating the MedWise platform into EHRs are beginning to demonstrate value. In the fourth quarter, we expect to launch the MedWise platform in Cerner employee clinics, which is generally viewed as their test site for future product enhancements. We also contracted with a Federally Qualified Health Center, which will be leveraging our athenahealth integration to manage their patients who have a high MedWise Risk Score™.”

“We also continue to gain market share in PACE and have signed our first for-profit PACE organization focused on rapid national market expansion. We are thrilled about this partnership as this for-profit PACE organization has outlined a very exciting growth plan. Further, we have 15 new PACE locations under contract, which we expect will open in 2020, three of which are locations from the aforementioned for-profit PACE agreement.”

Dr. Knowlton continued, “While we have many things to celebrate, we did receive news that a large adherence contract we previously announced was abruptly cancelled during the third quarter. Our client reorganized management responsible for their adherence programs as a result of a recent merger and is reevaluating adherence initiatives with all of its vendors. This will mainly impact our fourth quarter results and, therefore, we are trimming our guidance ranges to reflect this cancellation. I do not see this as a negative reflection on our core business, but rather an external event that will have a minor short-term impact for the remainder of 2019.”

Financial Performance for the Three Months Ended September 30, 2019

All comparisons, unless otherwise noted, are to the three months ended September 30, 2018.

•

Total revenue was $74.3 million, an increase of 36%. Total revenue included product revenue of $35.0 million, an increase of 25%, largely driven by expansion from existing clients and the onboarding of new clients since the end of the third quarter of 2018. Service revenue was $39.3 million, an increase of 49% that was driven by expanded services offered to existing clients as well as a contribution from recent acquisitions. Software related revenue represented 18% of total revenue as compared to 4% for the three months ended September 30, 2018.

•

Gross margin, excluding depreciation and amortization expense, a non-GAAP measure, was 37.5% compared to 35.6%. The year-over-year increase resulted from continued growth in services, which was approximately 53% of total revenue as compared to 48% last year. As previously announced during the first quarter of 2019, TRHC increased its long-term gross margin target range, excluding depreciation and amortization, to 40% to 45%. This increase resulted from an acceleration of TRHC’s plans to diversify its revenue base with more services due to the acquisition of PrescribeWellness.

•

Non-GAAP Adjusted EBITDA was $10.6 million compared to $9.3 million, an increase of 14%. The increase in Non-GAAP Adjusted EBITDA was due to organic and inorganic growth in the PACE, health plan and pharmacy markets.

•

Non-GAAP Adjusted EBITDA margin decreased from 17.0% to 14.2% based on an adherence contract termination during the quarter, remaining in line with management’s expectations. TRHC believes full year Adjusted EBITDA margins will end about 2%  lower than 2018 due to investments in DoseMe, which was acquired in January 2019, the Precision Pharmacotherapy Research and Development Institute in Lake Nona Medical City as well as TRHC’s sales infrastructure in order to support future growth.

•

Net loss was $8.1 million compared to net income of $10.4 million. The primary factors contributing to the net loss were stock-based compensation expense of $7.2 million, depreciation and amortization of $9.1 million, interest expense of $4.4 million and changes in the fair values of acquisition-related contingent consideration of $1.5 million relating to the acquisitions of Cognify and DoseMe. Net income in the third quarter of 2018 was significantly impacted by a benefit of $8.3 million due to the change in fair value of acquisition-related contingent consideration for the SRx acquisition.

•

Net loss per diluted share was $0.39, compared to net income per diluted share of $0.47. The net loss per share calculations were based on a diluted share count of 20.7 million for the third quarter of 2019, compared to 22.3 million shares for the same period in 2018.

•

Non-GAAP Adjusted net income per diluted share, or Adjusted Diluted EPS, was $0.22, a decrease compared to $0.26 in the third quarter of 2018. The net income per share calculations were based on a diluted share count of 23.1 million for the third quarter of 2019, compared to 22.3 million for the same period in 2018.

•	Unrestricted cash at the end of the third quarter was $47.3 million compared to $20.3 million at December 31, 2018. No amounts were drawn on TRHC’s $60 million line of credit.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook

Fourth Quarter 2019 Guidance: Revenue for TRHC’s fourth quarter in 2019 is expected to be in the range of $71.0 million to $74.0 million. Net loss is expected to be in the range of $11.9 million to $11.1 million. Adjusted EBITDA is expected to be in the range of $6.0 million to $7.0 million.

Full Year 2019 Guidance: Revenue for fiscal year 2019 is now expected to be in the range of $282.0 million to $285.0 million. TRHC expects a net loss in the range of $37.7 million to $36.8 million. These net loss projections do not include any future adjustments to contingent consideration liabilities for the Cognify acquisition. Adjusted EBITDA is expected to be in the range of $35.9 million to $36.9 million.

Quarterly Conference Call

As previously announced, TRHC will hold a conference call with members of executive management to discuss its third quarter 2019 performance today, Thursday, November 7, 2019, at 5:00 p.m. ET. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 9977524 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until November 14, 2019 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 9977524.

About Tabula Rasa HealthCare

TRHC (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs, and manage risk. TRHC provides solutions for a range of payers, providers, and other healthcare organizations. For more information, visit: www.trhc.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with GAAP, TRHC is also reporting gross margin excluding depreciation and amortization expense, Adjusted EBITDA and Adjusted Diluted EPS, each of which is considered a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income or loss excluding certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration expense, acquisition-related expense, stock-based compensation expense and severance expense. TRHC defines Adjusted Diluted EPS as net income or loss attributable to common stockholders before fair value adjustments for acquisition-related contingent consideration, amortization of acquired intangibles, amortization of debt discount and issuance costs, acquisition-related expense, stock-based compensation expense, severance expense and the tax impact of using a normalized tax rate on pre-tax income adjusted for those items expressed on a per share basis using weighted average diluted shares outstanding. TRHC considers acquisition-related expense to include non-recurring direct transaction and integration costs, severance, and the impact of purchase accounting adjustments related to the fair value of acquired deferred revenue. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies might define their non-GAAP financial measures differently than TRHC does.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of Adjusted EBITDA and Adjusted Diluted EPS to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that we believe to be reasonable as of today’s date.  Forward-looking statements give current expectation or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC and the financial and operating performance of TRHC, including with respect to international expansion and integration of recent acquisitions. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 1, 2019, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash	$47,302	$20,278
Restricted cash	3,767	4,751
Accounts receivable, net	30,984	27,950
Inventories	3,814	3,594
Prepaid expenses	3,175	2,573
Other current assets	7,643	4,165
Total current assets	96,685	63,311
Property and equipment, net	15,537	11,865
Operating lease right-of-use assets	22,140	—
Software development costs, net	15,830	8,248
Goodwill	150,790	108,213
Intangible assets, net	196,419	77,206
Deferred income tax assets	—	75
Note receivable	—	1,000
Other assets	1,332	1,039
Total assets	$498,733	$270,957
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt and finance leases, net	$334	$945
Current operating lease liabilities	4,214	—
Acquisition-related contingent consideration	—	43,397
Accounts payable	11,001	14,830
Accrued expenses and other liabilities	28,015	16,556
Total current liabilities	43,564	75,728
Line of credit	—	45,000
Long-term debt and finance leases, net	223,208	152
Noncurrent operating lease liabilities	21,231	—
Long-term acquisition-related contingent consideration	11,500	7,800
Deferred income tax liability	14,371	—
Other long-term liabilities	93	3,268
Total liabilities	313,967	131,948

Stockholders' equity:
Common stock	2	2
Additional paid-in capital	280,739	209,330
Treasury stock	(3,865)	(3,825)
Accumulated deficit	(92,110)	(66,498)
Total stockholders’ equity	184,766	139,009
Total liabilities and stockholders’ equity	$498,733	$270,957

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue:
Product revenue	$34,966	$28,045	$99,320	$82,603
Service revenue	39,304	26,373	112,164	64,357
Total revenue	74,270	54,418	211,484	146,960
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	25,931	21,100	74,267	62,007
Service cost	20,510	13,958	58,998	37,125
Total cost of revenue, exclusive of depreciation and amortization	46,441	35,058	133,265	99,132
Operating expenses:
Research and development	5,902	3,380	16,649	8,515
Sales and marketing	6,884	2,669	18,605	6,985
General and administrative	12,155	7,824	38,781	20,229
Change in fair value of acquisition-related contingent consideration expense (income)	1,510	(8,419)	4,516	40,385
Depreciation and amortization	9,142	4,096	24,519	12,110
Total operating expenses	35,593	9,550	103,070	88,224
(Loss) income from operations	(7,764)	9,810	(24,851)	(40,396)
Interest expense, net	4,441	232	11,442	415
(Loss) income before income taxes	(12,205)	9,578	(36,293)	(40,811)
Income tax benefit	(4,101)	(838)	(10,681)	(4,107)
Net (loss) income	$(8,104)	$10,416	$(25,612)	$(36,704)
Net (loss) income per share:
Basic	$(0.39)	$0.54	$(1.25)	$(1.93)
Diluted	$(0.39)	$0.47	$(1.25)	$(1.93)
Weighted average common shares outstanding:
Basic	20,691,112	19,217,623	20,520,357	18,989,334
Diluted	20,691,112	22,288,873	20,520,357	18,989,334

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(25,612)	$(36,704)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	24,519	12,110
Amortization of deferred financing costs and debt discount	7,689	66
Deferred taxes	(10,749)	(4,536)
Stock-based compensation	20,983	7,121
Change in fair value of acquisition-related contingent consideration	4,516	40,385
Acquisition-related contingent consideration paid	(24,480)	—
Other noncash items	12	51
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable, net	(417)	(7,035)
Inventories	(220)	(818)
Prepaid expenses and other current assets	(2,626)	(4,915)
Other assets	(53)	267
Accounts payable	(5,787)	(5,163)
Accrued expenses and other liabilities	5,474	8,421
Other long-term liabilities	(60)	(7)
Net cash (used in) provided by operating activities	(6,811)	9,243

Cash flows from investing activities:
Purchases of property and equipment	(5,202)	(3,484)
Software development costs	(10,285)	(3,564)
Purchases of intangible assets	(1,202)	(29)
Proceeds from repayment of note receivable	1,000	—
Acquisitions of businesses, net of cash acquired	(158,762)	(21,981)
Net cash used in investing activities	(174,451)	(29,058)

Cash flows from financing activities:
Payments for repurchase of common stock	—	(2,866)
Proceeds from exercise of stock options	2,503	2,590
Payments for debt financing costs	(9,632)	(103)
Borrowings on line of credit	—	26,500
Repayments of line of credit	(45,000)	—
Payments of equity offering costs	—	(364)
Payments of acquisition-related contingent consideration	(29,062)	(1,646)
Repayments of long-term debt and finance leases	(757)	(779)
Proceeds from issuance of convertible senior subordinated notes	325,000	—
Proceeds from sale of warrants	65,910	—
Purchase of convertible note hedges	(101,660)	—
Net cash provided by financing activities	207,302	23,332
Net increase in cash and restricted cash	26,040	3,517
Cash and restricted cash, beginning of period	25,029	10,430
Cash and restricted cash, end of period	$51,069	$13,947

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of net (loss) income to Adjusted EBITDA
Net (loss) income	$(8,104)	$10,416	$(25,612)	$(36,704)
Add:
Interest expense, net	4,441	232	11,442	415
Income tax benefit	(4,101)	(838)	(10,681)	(4,107)
Depreciation and amortization	9,142	4,096	24,519	12,110
Change in fair value of acquisition-related contingent consideration expense (income)	1,510	(8,419)	4,516	40,385
Severance expense	—	—	—	390
Acquisition-related expense	463	783	4,752	1,123
Payroll tax expense related to stock option exercises	—	—	—	99
Stock-based compensation expense	7,225	2,996	20,983	7,121
Adjusted EBITDA	$10,576	$9,266	$29,919	$20,832

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019		2018		2019		2018
Reconciliation of diluted net (loss) income per share to Adjusted Diluted EPS
GAAP net (loss) income, basic, and net (loss) income per share, basic	$(8,104)	$(0.39)	$10,416	$0.54	$(25,612)	$(1.25)	$(36,704)	$(1.93)
GAAP net (loss) income, diluted, and net (loss) income per share, diluted	$(8,104)	$(0.39)	$10,416	$0.47	$(25,612)	$(1.25)	$(36,704)	$(1.93)
Adjustments:
Change in fair value of acquisition-related contingent consideration expense (income)	1,510		(8,419)		4,516		40,385
Amortization of acquired intangibles	6,927		2,782		18,678		7,949
Amortization of debt discount and issuance costs	3,012		—		7,506		—
Acquisition-related expense	463		783		4,752		1,123
Payroll tax expense on stock option exercises	—		—		—		99
Stock-based compensation expense	7,225		2,996		20,983		7,121
Severance expense	—		—		—		390
Impact to income taxes (1)	(6,049)		(2,718)		(15,716)		(8,123)
Adjusted net income and Adjusted Diluted EPS	$4,984	$0.22	$5,840	$0.26	$15,107	$0.66	$12,240	$0.56

(1)

The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax (loss) income adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic for GAAP	20,691,112	19,217,623	20,520,357	18,989,334
Effect of potential dilutive securities:
Weighted average dilutive effect of stock options	—	1,898,543	—	—
Weighted average dilutive effect of restricted shares	—	898,821	—	—
Weighted average dilutive effect of contingent shares	—	273,886	—	—
Weighted average shares of common stock outstanding, diluted for GAAP	20,691,112	22,288,873	20,520,357	18,989,334
Adjustments:
Weighted average dilutive effect of stock options	1,555,922	—	1,577,258	1,710,175
Weighted average dilutive effect of restricted stock	809,601	—	803,618	846,802
Weighted average dilutive effect of contingent shares	30,502	—	27,037	142,679
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS (1)	23,087,137	22,288,873	22,928,270	21,688,990

(1)

TRHC accounts for the convertible senior subordinated notes utilizing the Treasury Stock Method as it intends to settle the notes entirely or partly in cash. Under this method, the underlying shares of TRHC common stock issuable upon conversion of the notes are excluded from the calculation of diluted EPS, except to the extent that the average stock price for the reporting period exceeds their conversion price of $69.95 per share. For the three and nine months ended September 30, 2019, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion price exceeded TRHC’s average stock price.

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	LOW	HIGH	LOW	HIGH
	Three Months Ended December 31, 2019		Year Ended December 31, 2019
Reconciliation from Net Loss Guidance to Adjusted EBITDA Guidance
Net loss:	$(11.9)	$(11.1)	$(37.7)	$(36.8)
Add:
Interest expense	4.5	4.5	16.0	16.0
Income tax benefit	(2.4)	(2.2)	(13.0)	(12.9)
Depreciation and amortization	9.2	9.2	33.7	33.7
Stock-based compensation expense	6.6	6.6	27.6	27.6
Change in fair value of contingent consideration	—	—	4.5	4.5
Acquisition-related expense	—	—	4.8	4.8
Adjusted EBITDA	$6.0	$7.0	$35.9	$36.9

Contact:

Investors

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829